Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE:	February 19, 2014	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD EARNINGS FOR 2013 AND
BOARD APPROVES 60% INCREASE IN QUARTERLY DIVIDEND
2013 Highlights

•	Adjusted EBITDA of $181.1 million vs. prior year of $149.5 million - up 21%

•	Gross Margin of 23.8% vs. prior year of 20.8%

•	Revenues of $750.6 million vs. prior year of $711.7 million

•	6,900 railcars shipped in 2013

•	1,860 railcars added to lease fleet in 2013 - 27% of railcars shipped

•	Board increases quarterly dividend to $0.40 per share
St. Charles, MO, February 19, 2014 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and full year 2013 financial results.
“We are pleased with another record performance during 2013. Operating earnings improved 24% compared to 2012 as we continue to benefit from strong tank railcar sales that have strong margins, and have generated operational leverage and efficiencies throughout 2013. We believe the hopper railcar market is beginning to recover, as demonstrated by orders we received during the fourth quarter. As of December 31, 2013, we had a backlog of approximately 8,560 railcars, of which approximately 2,330 were orders for railcars that will be subject to lease. During 2013, we increased our lease fleet by 1,860 railcars, to a total of 4,450 railcars. Our railcar leasing segment has become a significant contributor to our results and we continue to invest in its growth. We obtained additional financing in January 2014 to continue to grow this business.” said Jeff Hollister, President and Interim CEO of ARI.
Fourth Quarter Sales Summary
Total consolidated revenues for the fourth quarter of 2013 were $197.2 million, down 5% when compared to $207.7 million for the same period in 2012. The decrease in consolidated revenues was due to a decrease in direct sale railcar shipments in the fourth quarter of 2013 compared to the fourth quarter of 2012, as a result of building more railcars for our lease fleet. This was partially offset by increased revenues for the railcar services and railcar leasing segments.
Total manufacturing segment revenues for the fourth quarter of 2013 were $252.5 million, an increase of 7% over the $236.5 million for the same period in 2012. The primary reason for the increase was a higher mix of tank railcars sold, which generally sell at higher prices due to more material and labor content, and at higher margins than covered hopper railcars. Manufacturing segment revenues for the fourth quarter of 2013 included estimated revenues of $82.6 million related to railcars built for the Company’s lease fleet, compared to estimated revenues of $49.2 million related to railcars built for the Company’s lease fleet in the fourth quarter of 2012. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease. During the fourth quarter of 2013, ARI shipped approximately 2,050 railcars, including approximately 670 railcars built for the Company's lease fleet, compared to approximately 2,010 railcars for the same period of 2012, including approximately 410 railcars built for the lease fleet. Railcars built for the lease fleet represented approximately 33% of ARI’s railcar shipments during the fourth quarter of 2013 compared to approximately 20% for the same period in 2012.
Total leasing segment revenues for the fourth quarter of 2013 were $9.5 million, an increase of 86% over the $5.1 million for the same period in 2012. The primary reason for the increase in revenue was an increase in the number of railcars on lease and an increase in the average lease rate. ARI had approximately 4,450 railcars in the Company’s lease fleet at the end of 2013, compared to approximately 2,590 railcars at the end of 2012.
Total railcar services segment revenues for the fourth quarter of 2013 were $17.8 million, an increase of 16% over the $15.3 million for the same period in 2012. The increase is largely a result of higher demand for paint and lining work at our repair facilities and certain repair projects performed at the Company's hopper railcar manufacturing facility.
Fourth Quarter Earnings Summary
Consolidated earnings from operations for the fourth quarter of 2013 were $44.2 million, an increase of 3% over the $41.3 million for the same period in 2012. The increase was primarily due to increased earnings across all three of the Company’s segments, with the largest increase in the manufacturing segment. Operating margin was 22.4% for the fourth quarter of 2013, up from 19.9% for the fourth quarter of 2012.
Manufacturing earnings from operations for the fourth quarter of 2013 were $61.7 million, compared to $47.0 million for the same period in 2012. This increase was due primarily to a higher mix of tank railcar shipments, as discussed above, and strong general market conditions. Manufacturing earnings from operations for the fourth quarter of 2013 included $25.1 million of estimated profit on railcars built for the Company’s lease fleet, compared to $7.1 million for the same period in 2012. Profit on railcars built for the Company's lease fleet is eliminated in consolidation, and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
The Company recorded a loss from the sale of its interest in its India joint venture, Amtek Railcar Industries Private Limited (Amtek Railcar), of $5.9 million in the fourth quarter of 2013. Amtek Railcar experienced delays in the initial start-up of the business, as well as delays in completing the rail connection from the joint venture’s plant to the mainline. These factors contributed to Amtek Railcar delivering financial results weaker than originally anticipated. After considering various strategic alternatives, the Company decided to sell its interest in the joint venture, effective December 27, 2013. The Company's share of the operating loss from this joint venture was $0.8 million for the fourth quarter, compared to $0.3 million for the same period in 2012.
EBITDA, adjusted to exclude share-based compensation, other income on short-term investments, and the loss from the sale of the Company's interest in Amtek Railcar (Adjusted EBITDA), was $52.0 million for the fourth quarter of 2013, compared to $48.0 million for the comparable quarter of 2012. The increase was primarily driven by increased earnings from operations, as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Interest expense was $1.5 million for the fourth quarter of 2013 compared to $3.1 million in the same period in 2012. The decrease was the result of a more favorable rate obtained on the Company's lease fleet financing and a lower average debt balance as a result of the Company's early redemption of its 7.5% senior unsecured notes (Notes).
Net earnings for the fourth quarter of 2013 were $24.4 million, or $1.14 per share, equal to the comparable quarter of 2012. Net earnings were impacted by the $5.9 million ($3.8 million after-tax), or $0.18 per share, loss from the sale of the investment in Amtek Railcar. Excluding the loss on the sale of Amtek Railcar, net earnings for the fourth quarter of 2013 would have been $28.2 million, or $1.32 per share, an increase of 16% over the fourth quarter of 2012, driven by increased earnings from operations, as discussed above, and lower interest expense.
Year-to-Date Results
Consolidated revenues for 2013 were $750.6 million compared to $711.7 million in 2012.
Total manufacturing segment revenues were $864.0 million for 2013 compared to $853.0 million in 2012. This increase was primarily due to a higher mix of tank railcars sold, which generally sell at higher prices, due to more material and labor content, improved general market conditions, and higher revenues from certain material cost changes that we generally pass through to customers. Manufacturing segment revenues for 2013 included estimated revenues of $217.9 million relating to railcars built for the lease fleet, compared to estimated revenues of $219.5 million relating to railcars built for the lease fleet in 2012. Such revenues are eliminated in consolidation, as discussed above. The Company shipped approximately 6,900 railcars, including approximately 1,860 railcars to leasing customers, during 2013, which was 12% lower than the approximately 7,880 railcars shipped during 2012, of which 2,100 were to leasing customers. The lower 2013 shipments were the result of weaker demand for hopper railcars during the first half of the year.
Consolidated earnings from operations for 2013 were $150.9 million, up 23% from $121.4 million in 2012. Consolidated earnings from operations for 2013 and 2012 excluded $54.6 million and $35.4 million, respectively, of profit on railcars built for the lease fleet, which is eliminated in consolidation, as discussed above. Operating margins were 20.1% in 2013 compared to 17.1% in 2012 due to a higher mix of tank railcars sold, as discussed above.
Adjusted EBITDA was $181.1 million in 2013, up by 21% from $149.5 million in 2012. The increase was primarily driven by increased earnings from operations, as discussed above.
The Company recorded a loss on the sale of its interest in Amtek Railcar of $5.9 million in 2013. In addition, the Company's share of the operating loss from this joint venture was $2.8 million for 2013, compared to $1.0 million for 2012.
Net earnings in 2013 were $86.9 million, or $4.07 per share, compared to $63.8 million, or $2.99 per share in 2012. This increase was due to higher earnings from operations as well as a 59% decrease in interest expense in 2013, compared to 2012, as a result of the low interest rate on our lease fleet financing and a lower debt balance due to the voluntary redemption of our Notes.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations of $164.8 million in 2013, which helped to fund the growth of the Company’s lease fleet. In March 2013, the Company redeemed the remaining $175 million of its Notes, which was partially funded by proceeds from the issuance of debt in connection with our lease fleet financing.
The Company paid dividends totaling $21.4 million during 2013. At the board meeting in February, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of March 21, 2014 that will be paid on March 27, 2014.
Backlog
ARI’s backlog as of December 31, 2013 was approximately 8,560 railcars, with an estimated market value of $1,040.1 million. This backlog includes approximately 2,330 railcars for lease with an estimated market value of $326.7 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, February 20, 2014 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter 2013 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI and its subsidiaries sell and lease railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, the growth of the Company’s leasing business, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the impact of an economic downturn, adverse market conditions and restricted credit markets; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the conversion of ARI’s railcar backlog into revenues; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, the chairman of ARI’s board of directors and, through Icahn Enterprises L.P., ARI’s principal beneficial stockholder, and certain of his affiliates; the anticipated production schedules for our products and the anticipated capital needs, and production schedules of our joint ventures; the risks associated with the Company's current joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the risk of the lack of acceptance of new railcar offerings by ARI’s customers, the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangement; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,252	$205,045
Restricted cash	3,908	—
Short-term investments—available for sale securities	—	12,557
Accounts receivable, net	21,939	36,100
Accounts receivable, due from related parties	16,402	3,539
Income taxes receivable	2,187	—
Inventories, net	90,185	110,075
Deferred tax assets	9,060	4,114
Prepaid expenses and other current assets	4,313	3,917
Total current assets	245,246	375,347
Property, plant and equipment, net	159,375	155,893
Railcars on operating lease, net	372,551	220,282
Deferred debt issuance costs	2,026	2,374
Goodwill	7,169	7,169
Investment in and loans to joint ventures	31,430	44,536
Other assets	7,812	4,157
Total assets	$825,609	$809,758
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	52,772	64,971
Accounts payable, due to related parties	1,410	2,831
Accrued expenses and taxes	19,904	8,432
Accrued compensation	16,071	17,940
Accrued interest expense	312	4,465
Short-term debt, including current portion of long-term debt	6,655	2,755
Total current liabilities	97,124	101,394
Long-term debt, net of current portion	188,103	272,245
Deferred tax liability	99,212	53,466
Pension and post-retirement liabilities	4,718	9,518
Other liabilities	2,550	3,670
Total liabilities	391,707	440,293
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding at both December 31, 2013 and 2012	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	195,574	130,030
Accumulated other comprehensive loss	(1,494)	(387)
Total stockholders’ equity	433,902	369,465
Total liabilities and stockholders’ equity	$825,609	$809,758

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31, 2013		Twelve Months Ended December 31, 2013
	2013	2012	2013	2012
Revenues:
Manufacturing (including revenues from affiliates of $101,795 and $250,455 for the three and twelve months ended December 31, 2013, respectively; $42,820 and $103,679 in 2012, respectively; and $9 and $1,230 in 2011, respectively)	$169,940	$187,274	$646,100	$633,547
Railcar leasing	9,500	5,129	31,871	13,444
Railcar services (including revenues from affiliates of $3,706 and $17,167 for the three and twelve months ended December 31, 2013, respectively; $4,584 and $21,442 in 2012, respectively; and $5,681 and $24,730 in 2011, respectively)	17,739	15,277	72,621	64,732
Total revenues	197,179	207,680	750,592	711,723
Cost of revenues:
Manufacturing	(131,372)	(145,576)	(503,178)	(506,083)
Railcar leasing	(3,665)	(1,710)	(13,394)	(5,906)
Railcar services	(12,345)	(12,534)	(55,408)	(51,383)
Total cost of revenues	(147,382)	(159,820)	(571,980)	(563,372)
Gross profit	49,797	47,860	178,612	148,351
Selling, general and administrative (including costs from related parties of $258 and $1,122 for the three and twelve months ended December 31, 2013; $145 and $586 in 2012, respectively; and $146 and $582 in 2011, respectively)	(5,614)	(6,543)	(27,705)	(26,931)
Earnings from operations	44,183	41,317	150,907	121,420
Interest income (including income from related parties of $652 and $2,678 for the three and twelve months ended December 31, 2013, respectively; $701 and $2,902 in 2012, respectively; and $728 and $2,839 in 2011, respectively)	674	706	2,716	3,003
Interest expense	(1,484)	(3,135)	(7,337)	(17,765)
Loss on debt extinguishment	—	—	(392)	(2,267)
Other income (loss) (including income from a related party of $5 and $19 for the three and nine months ended December 31, 2013, respectively; $5 and $15 in 2012, respectively; and $5 and $16 in 2011, respectively)	13	1,868	2,037	1,905
Loss from joint ventures	(6,313)	(482)	(8,595)	(451)
Earnings before income taxes	37,073	40,274	139,336	105,845
Income tax expense	(12,703)	(15,826)	(52,440)	(42,022)
Net earnings	$24,370	$24,448	$86,896	$63,823
Net earnings per common share—basic and diluted	$1.14	$1.14	$4.07	$2.99
Weighted average common shares outstanding—basic and diluted	21,352	21,352	21,352	21,352

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
Three Months Ended December 31, 2013
Manufacturing	$169,940	$82,607	$252,547	$36,620	$25,080	$61,700
Railcar Leasing	9,500	—	9,500	4,873	23	4,896
Railcar Services	17,739	107	17,846	4,692	(36)	4,656
Corporate/Eliminations	—	(82,714)	(82,714)	(2,002)	(25,067)	(27,069)
Total Consolidated	$197,179	$—	$197,179	$44,183	$—	$44,183
Three Months Ended December 31, 2012
Manufacturing	$187,274	$49,232	$236,506	$39,931	$7,082	$47,013
Railcar Leasing	5,129	—	5,129	3,377	10	3,387
Railcar Services	15,277	54	15,331	2,024	(3)	2,021
Corporate/Eliminations	—	(49,286)	(49,286)	(4,015)	(7,089)	(11,104)
Total Consolidated	$207,680	$—	$207,680	$41,317	$—	$41,317
Twelve Months Ended December 31, 2013
Manufacturing	$646,100	$217,922	$864,022	$135,454	$54,621	$190,075
Railcar Leasing	31,871	—	31,871	14,836	40	14,876
Railcar Services	72,621	233	72,854	14,372	(46.9)	14,325
Corporate/Eliminations	—	(218,155)	(218,155)	(13,755)	(54,614)	(68,369)
Total Consolidated	$750,592	—	$750,592	$150,907	—	$150,907
Twelve Months Ended December 31, 2012
Manufacturing	$633,547	$219,499	$853,046	$120,623	$35,362	$155,985
Railcar Leasing	13,444	—	13,444	7,371	29	7,400
Railcar Services	64,732	495	65,227	10,718	(99)	10,619
Corporate/Eliminations	—	(219,994)	(219,994)	(17,292)	(35,292)	(52,584)
Total Consolidated	$711,723	—	$711,723	$121,420	—	$121,420

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Twelve Months Ended December 31, 2013
	2013	2012
Operating activities:
Net earnings	$86,896	$63,823
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	27,712	23,850
Amortization of deferred costs	633	605
Loss on disposal of property, plant and equipment	24	37
Change in interest receivable, due from affiliates	—	292
Loss from joint ventures	8,595	451
Provision for deferred income taxes	39,707	37,113
Adjustment to provision for losses on accounts receivable	48	90
Item related to investing activities:
Realized and unrealized gain on short-term investments—available for sale securities	(141)	(3,730)
Item related to financing activities:
Loss on debt extinguishment	392	2,267
Changes in operating assets and liabilities:
Accounts receivable, net	14,077	(2,568)
Accounts receivable, due from affiliates	(12,904)	2,588
Income taxes receivable	(2,316)	4,057
Inventories, net	19,819	(14,224)
Prepaid expenses and other current assets	(398)	621
Accounts payable	(12,184)	2,653
Accounts payable, due to affiliates	(1,421)	2,031
Accrued expenses and taxes	5,468	3,633
Other	(9,241)	(2,211)
Net cash provided by operating activities	164,766	121,378
Investing activities:
Purchases of property, plant and equipment	(22,025)	(19,962)
Capital expenditures—leased railcars	(162,068)	(185,918)
Proceeds from sale of property, plant and equipment	54	259
Purchase of short-term investments—available for sale securities	—	(40,334)
Proceeds from sale of short-term investments—available for sale securities	12,699	31,506
Proceeds from repayments of loans by joint ventures and sale of investment in joint venture	5,100	1,908
Investments in and loans to joint ventures	(136)	(1,856)
Net cash used in investing activities	(166,376)	(214,397)
Financing activities:
Repayment of long-term debt	(180,083)	(100,000)
Proceeds from long-term debt	99,841	100,000
Restricted cash	(3,908)	—
Premium paid on debt redemption	—	(1,875)
Payment of common stock dividends	(21,352)	(5,338)
Debt issuance costs	(543)	(1,917)
Proceeds from stock option exercises	—	—
Net cash (used in) provided by financing activities	(106,045)	(9,130)
Effect of exchange rate changes on cash and cash equivalents	(138)	22
Decrease in cash and cash equivalents	(107,793)	(102,127)
Cash and cash equivalents at beginning of year	205,045	307,172
Cash and cash equivalents at end of year	$97,252	$205,045

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net earnings	$24,370	$24,448	$86,896	$63,823
Income tax expense	12,703	15,826	52,440	42,022
Interest expense	1,484	3,135	7,337	17,765
Loss on debt extinguishment	—	—	392	2,267
Interest income	(674)	(706)	(2,716)	(3,003)
Depreciation	7,279	6,344	27,712	23,850
EBITDA	$45,162	$49,047	$172,061	$146,724
Loss on sale of investment in India joint venture	5,917	—	5,917	—
Other income related to short-term investments	—	(1,863)	(2,008)	(1,863)
Expense related to stock appreciation rights compensation	889	858	5,129	4,668
Adjusted EBITDA	$51,968	$48,042	$181,099	$149,529

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense related to stock appreciation rights (SARs), other income related to our short-term investments and the loss on sale of the Company's investment in the India joint venture. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation, income associated with short-term investments, and other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock, short-term investments and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.